                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                                 COVANCE
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (4) Date Filed:
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

           Covance
           The Development Services Company

2000
NOTICE OF
ANNUAL MEETING &
PROXY STATEMENT

Covance
The Development Services Company

                                                                  March 13, 2000

Dear Shareholder:

    I am pleased to invite you to attend the 2000 Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern daylight time, on Tuesday, April 25, 2000 at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

    The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

                                    Sincerely,

                                    /s/ Christopher A. Kuebler

                                    Christopher A. Kuebler
                                    Chairman, President and Chief Executive
                                    Officer

                                  COVANCE INC.

                           -------------------------

                         NOTICE OF 2000 ANNUAL MEETING
                                OF SHAREHOLDERS

                         -----------------------------

    The 2000 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, April 25, 2000 at 11:00 a.m., eastern daylight time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 for the following purposes:

    1. To elect three members to the Company's Class III Board of Directors;

    2. To approve the 2000 Employee Equity Participation Plan;

    3. To ratify the appointment of PricewaterhouseCoopers as independent auditors of the Company for the fiscal year ending December 31, 2000; and

    4. To act upon such other matters as may properly come before the Annual Meeting.

    Only Shareholders of record at the close of business on March 1, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

                               /s/ Jeffrey S. Hurwitz

                               Jeffrey S. Hurwitz
                               Corporate Senior Vice President,
                               General Counsel and Secretary

March 13, 2000

                                  COVANCE INC.
                              210 CARNEGIE CENTER
                          PRINCETON, NEW JERSEY 08540

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 2000

                            ------------------------

                              GENERAL INFORMATION

    The accompanying proxy is solicited by the Board of Directors of Covance Inc. (the "Company" or "Covance") in connection with the 2000 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 25, 2000 at 11:00 a.m., eastern daylight time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey and at any adjournment or postponement thereof ("Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to Shareholders on or about
March 13, 2000.

    When you return a proxy card that is properly signed, the shares of the Company's common stock, par value $.01 per share, ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class III Directors, by marking the appropriate box you may (a) vote for all the Class III Director nominees as a group, (b) vote for all of the Class III Director nominees as a group except those nominees whose names you specify on the cards, or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card but do not specify any choices you will confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

    Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual

Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

    Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), including shares held in the 401k Plan as a result of the merger of the Employee Stock Ownership Plan into the 401k Plan, and the Restricted Share Plan ("RSP") are held of record and are voted by the trustees of the 401k Plan and RSP, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Merrill Lynch Pierce Fenner & Smith Inc. ("Merrill"), and are voted by Merrill at the direction of ESPP plan participants. Participants in the 401k Plan may direct the trustee of the plan, and the participants in the ESPP may direct Merrill, as to how to vote shares allocated to their 401k Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. The RSP trustee will vote all shares in the RSP in its absolute discretion. As administrator of the ESPP, Merrill will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

    Only Shareholders of record on March 1, 2000 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner. As Directors are elected by a plurality vote, the three nominees receiving the highest vote totals will be elected and the outcome of the vote for Directors will not be affected by abstentions or broker non-votes. As the proposal to approve the 2000 Employee Equity Participation Plan, and the proposal to ratify the appointment of auditors require the affirmative vote of the majority of the votes cast at the Annual Meeting by Shareholders entitled to vote, the outcome of these proposals will not be affected by abstentions or broker non-votes. As of February 10, 2000, there were 57,156,349 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

                                     ITEM 1
                        ELECTION OF CLASS III DIRECTORS

    The Board of Directors (the "Board") is divided into three classes, with two classes of three Directors each, and one class of two Directors, whose terms expire at successive annual meetings. Three Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2003. Each nominee elected as a Class III Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has proposed the following nominees for election as Class III Directors at the Annual Meeting.

    Nominees for Class III Directors, with terms expiring at the Annual Meeting to be held in the year 2003 are:

                   Van C. Campbell
                   Christopher A. Kuebler
                   Nigel W. Morris

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES FOR ELECTION AS DIRECTORS.

    The nominees for election as Class III Directors are to be elected by a plurality of the votes cast by Shareholders at the Annual Meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a Director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

    Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

----------------------------------------------------------------

                               CLASS III NOMINEES
                           FOR TERMS EXPIRING IN 2003

----------------------------------------------------------------

                   VAN C. CAMPBELL, 61, is a retired Vice Chairman and Director
[PHOTO] of Corning Incorporated ("Corning"), a former affiliate of the Company. He is also a Director of Armstrong World Industries, Inc. (flooring and building products), and Quest Diagnostics Incorporated (clinical testing), a former affiliate of the Company. Mr. Campbell has been a member of the Covance Board since May 1995.
-------------------------------------------------------------------------------

                   CHRISTOPHER A. KUEBLER, 46, has been Covance's President and
[PHOTO] Chief Executive Officer since November 1994. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("ALI"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for ALI's Pharmaceutical Division. Mr. Kuebler held various sales and marketing positions for E.R. Squibb & Sons and ALI from 1976 to 1991. Mr. Kuebler has been a member of the Covance Board since November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries. He is also a member of PNC Bank Corp.'s Advisory Board.
-------------------------------------------------------------------------------

                   NIGEL W. MORRIS, 41, has been the President and Chief
[PHOTO] Operating Officer of Capital One Financial Corporation ("Capital One"), a financial services company, since July 1994. Mr. Morris was Executive Vice President of Signet Banking Corporation's ("Signet Bank," which has since been acquired by First Union Corporation) credit card division from May 1993 to November 1994. From October 1988 until April 1993, Mr. Morris was the Senior Vice President-Policy/Strategy-Credit Card Business for Signet Bank. He is also a Director of Capital One and a member of Visa U.S.A. Inc.'s Marketing Committee. Mr. Morris has been a member of the Covance Board since December 1996.

----------------------------------------------------------------

                               CLASS II DIRECTORS
                        WHOSE TERMS WILL EXPIRE IN 2002

----------------------------------------------------------------

                   J. RANDALL MACDONALD, 51, has been the Executive Vice
[PHOTO] President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior positions with GTE including Senior Vice President-Human Resources and Administration (from April
                   1995), Vice President-Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald joined GTE in 1983 as a Director of Employee Relations. Mr. MacDonald has been a member of the Covance Board since December 1996.
-------------------------------------------------------------------------------

                   KATHLEEN G. MURRAY, 50, is the Executive Vice President and
[PHOTO] Chief Operating Officer of Northwestern Memorial Corporation ("Northwestern"), an academic medical center. Ms. Murray joined Northwestern in 1986 and has been Executive Vice President and Chief Operating Officer since 1988.
                   Ms. Murray also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1998 to December 1998 and currently serves on the boards of the Illinois Hospital and HealthSystems Association, Dominican University, Girl Scouts of America and the Economic Club of Chicago. Ms. Murray has been a member of the Covance Board since June 1998.
-------------------------------------------------------------------------------

                   WILLIAM C. UGHETTA, 67, is an attorney and former Senior
[PHOTO] Vice President and General Counsel of Corning. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was elected Secretary of Corning in 1971, and a Senior Vice President in 1983. He is also a Director of Global Lift Technologies Inc. (manufacturer of wire rope), Chemung Canal Trust Company (banking), and Corning Community College. Mr. Ughetta has been a member of the Covance Board since July 1996.

----------------------------------------------------------------

                               CLASS I DIRECTORS
                        WHOSE TERMS WILL EXPIRE IN 2001

----------------------------------------------------------------

                   ROBERT M. BAYLIS, 61, was a Vice Chairman of CS First Boston
[PHOTO] Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Security Department. He is also a Director of Host Marriott Corporation (hotels), Gildan Activewear, Inc. (garments) and New York Life Insurance Company (insurance). Mr. Baylis has been a member of the Covance Board since December 1996.

-------------------------------------------------------------------------------

                   IRWIN LERNER, 69, was the Chairman of the Board of Directors
[PHOTO]            and Executive Committee of Hoffmann-La Roche, Inc.
                   ("Roche"), a pharmaceutical company, from January to September 1993. From April 1980 to January 1993, Mr. Lerner was the President and Chief Executive Officer of Roche. He is also a Director of Humana, Inc. (managed care organization), Medarex, Inc. (biotechnology), Public Service Enterprise Group Inc. (public utility), Axys Pharmaceuticals, Inc. (pharmaceuticals), V.I. Technologies Inc. (blood products) and Inhale Therapeutic Systems Inc. (medical device). Mr. Lerner has been a member of the Covance Board since December 1996.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

    While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1999, the

Board held twelve meetings. The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, the "Committees"). Mr. Kuebler is the only Director who is an employee of the Company.

    The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's annual consolidated financial statements and the scope of the independent and internal audits. The Audit Committee also oversees the Company's Business Integrity Program. The members of the Audit Committee are
Messrs. Baylis (Chairman), Campbell, Ughetta and Ms. Murray. During 1999, the Audit Committee held five meetings.

    The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines senior executive compensation, and reviews other compensation matters and policies. The Compensation Committee also reviews employee benefit and incentive plans, administers annual and long-term incentive programs, and grants stock options and other rights under such plans. Messrs. MacDonald (Chairman), Lerner and Morris are the members of the Compensation Committee. During 1999, the Compensation Committee held seven meetings.

    The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors, and performance requirements for Directors, and proposes nominees for election to the Board and its committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by Shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The Governance Committee's members are Messrs. Morris (Chairman), Kuebler, MacDonald, and Ughetta. During 1999, the Governance Committee held two meetings.

    In 1999, each Director attended (in person or by teleconference) at least 75% of all Board meetings and Committee meetings of which he or she was a member.

DIRECTORS' COMPENSATION

    FEES. Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee Directors for 1999 consisted of a retainer fee of $25,000 per annum and a $500 fee for each Committee meeting attended. A $1,000 fee (in lieu of the $500 fee) is paid to the Chairman of a Committee for each Committee meeting attended. In addition, Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to 1998, received 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"). All grants pursuant to the DRSP are subject to forfeiture and restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule. Starting in 1998, Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors ("DSUP"), and options to purchase up to 3,000 shares of the Company's Common Stock pursuant to the Company's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price equal to the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant, provided that the Director has remained in continuous service as a Director to the vesting date. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

    Pursuant to the Directors Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during 1999, except that Dr. Paul Sartori was late in reporting one transaction involving a purchase of Common Stock.

                                     ITEM 2
            APPROVAL OF THE 2000 EMPLOYEE EQUITY PARTICIPATION PLAN

    Covance is seeking Shareholder approval of the 2000 Employee Equity Participation Plan (the "2000 Plan") which has been approved by the Board of Directors to replace the Employee Equity Participation Plan (the "1996 Plan"). If approved by the Shareholders, the 2000 plan will be effective on April 25, 2000 and will expire on April 24, 2010. The 2000 Plan authorizes the Compensation Committee, or such other committee as is appointed by the Board to administer the 2000 Plan, to grant awards to employees and consultants of Covance or entities in which Covance has a controlling or significant equity interest. The number of shares of Common Stock available for grant under the 2000 Plan shall be 3,600,000 plus shares remaining available for grant under the 1996 Plan as described below. Effective upon the approval of the 2000 Plan by Covance's Shareholders, no further grants of options, shares or other awards shall be permitted under the 1996 Plan. All grants and awards under the 1996 Plan that remain outstanding shall be administered and paid in accordance with the provisions of the 1996 Plan out of shares issuable under the 2000 Plan. As of December 31, 1999, there were approximately 7,500 employees of Covance and its subsidiaries.

    PURPOSE. Covance is a participant in a competitive service industry. In order to increase revenue and earnings, it is generally necessary to increase the number of employees. Covance competes not only for business but for the services of qualified professional, technical and managerial employees. Covance believes that it is necessary to offer equity incentives in order to attract and retain such employees. Accordingly, the purposes of the 2000 Plan are to encourage executive, managerial, technical, and other employees or consultants to become owners of Common Stock in order to increase their proprietary interest in the Company's success; to stimulate the efforts of certain key employees by giving suitable recognition to services which contribute materially to the Company's success; and to provide such employees with additional incentive and award opportunity. At February 10, 2000, Covance had less than 403,000 shares remaining available for grant under the 1996 Plan. During the three years ending December 31, 1999, Covance granted a total of 4,294,326 shares, net of forfeitures, under the 1996 Plan.

    COMMITTEE ADMINISTRATION. The 2000 Plan shall be administered by the Compensation Committee. If considered appropriate by the Board, each member of the Compensation Committee shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the 1934 Act, and an "outside director" within the meaning set forth in the regulations promulgated under
Section 162(m) of the Internal Revenue Code of

1986, as amended. The Compensation Committee currently consists solely of non-employee directors.

    ELIGIBILITY. Key executive, managerial and technical employees (including officers and employees who are Directors) and consultants of the Company or any subsidiary are eligible to participate in the 2000 Plan. The selection of individuals who are eligible to participate in the 2000 Plan is within the discretion of the Compensation Committee. Stock options, stock appreciation rights, and other stock awards may also be granted to employees of other companies who become employees of Covance or a subsidiary as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

    AWARDS. The 2000 Plan authorizes the Compensation Committee to grant any of the following awards to eligible employees: options to purchase Common Stock; stock appreciation rights; and other stock awards, any of which may be granted singly, or in combination as the Compensation Committee may determine. Shares of stock subject to awards are shares of Common Stock. A stock option represents the right to purchase a specified number of shares at a stated exercise price for a specified time. The 2000 Plan permits the grant of options to purchase shares at not less than the fair market value of the shares of Common Stock on the date of grant. Stock options may be in the form of non-qualified stock options as well as incentive stock options as described in Section 422 of the Internal Revenue Code. The exercise period for stock options granted will be determined by the Compensation Committee at the time of grant, but will not be longer than ten years from the date of grant. Upon exercise, the option exercise price may be paid in cash, by tendering shares of Common Stock owned by the optionee for at least six months, or any combination of such methods. The 2000 Plan does not permit the grant of "reload" stock options which are options that provide for the grant of additional stock options contingent upon the surrender of shares of Common Stock owned by the optionee in payment of the exercise price.

    A stock appreciation right (an "SAR") represents a right to receive a payment in cash, shares of Common Stock or a combination of both equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which is no less than the fair market value of the shares on the date of grant. SARs generally are granted to non-U.S. participants to whom stock options cannot be issued due to foreign legal restrictions or adverse tax consequences. Stock awards such as incentive shares may also be granted pursuant to the 2000 Plan. Stock awards may be made in shares of Common Stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of Common Stock.

    All shares of Common Stock subject to the 2000 Plan and covered by outstanding awards will be adjusted, to the extent the Compensation Committee deems appropriate, for any future stock splits or consolidations or other corporate transactions. The provisions governing the disposition of specific awards granted under the 2000 Plan in the event of the retirement, disability, death or other termination of employment of the participant will be determined by the Committee at the time such awards are granted. The Compensation Committee may alter or amend the 2000 Plan or any agreements granted thereunder to the extent permitted by law. The Board of Directors may terminate the 2000 Plan. However, approval of the Shareholders is necessary to increase the number of shares available for awards or reduce the minimum grant price.

    In the event of a change of control, awards which have not vested shall immediately vest. A change of control is deemed to occur if: (i) any person becomes the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or (ii) as a result of a proxy contest or contests or other forms of contested Shareholder votes, a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested Shareholder votes; or
(iii) when Covance's Shareholders approve a merger, consolidation (where in each case Covance is not the survivor thereof), sale or disposition of all or substantially all of Covance's assets, or a plan of partial or complete liquidation; or (iv) when an offerer (other than Covance) purchases shares of Covance's Common Stock pursuant to a tender or exchange offer for securities representing 20% or more of the combined voting power of the Company's outstanding securities.

    All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Compensation Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Code is applicable consist of stock price, earnings level, return on equity, or other criteria meeting the requirements of Section 162(m). No more than 500,000 shares may be issued under the 2000 Plan as awards other than stock options or SARs. Stock options are Covance's primary long-term incentive vehicle as is evidenced by the grant history under the 1996 Plan; over 94% of shares granted through February 10, 2000 were stock options.

    SHARES AVAILABLE. 3,600,000 shares of Common Stock may be issued as awards under the 2000 Plan. In addition, the following shares may be issued under the 2000 Plan: (i) shares that were available for issuance under the 1996 Plan but were not issued or subject to options granted under the 1996 Plan, (ii) shares that are forfeited under the 1996 Plan and shares that are not issued under the 1996 Plan because of the cancellation, termination or expiration of awards, and/or other similar events, (iii) shares that an employee tenders, or the Company has withheld, in payment of all or part of the exercise price under a stock option granted under the 2000 Plan or the 1996 Plan, or in satisfaction of tax withholding obligations or otherwise under either plan, and (iv) shares that are issued under the 2000 Plan which are subsequently forfeited in accordance with the terms of the award or an award agreement or shares that are not issued because of the cancellation, termination or expiration of awards and/or similar events under the 2000 Plan. The shares awarded under the 2000 Plan may be either authorized but unissued shares of Common Stock or treasury shares.

    UNITED STATES FEDERAL TAX TREATMENT. The following is a brief summary of the current United States Federal income tax rules generally applicable to options, stock awards and SARs. Options granted under the 2000 Plan may be either non-qualified options or incentive stock options qualifying under
Section 422 of the Code.

    NON-QUALIFIED OPTIONS. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize ordinary income to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes ordinary income. Sale of the underlying shares of Common Stock will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).

    INCENTIVE STOCK OPTIONS. Options under the 2000 Plan designated as incentive stock options ("ISOs") are intended to constitute incentive stock options under Section 422 of the Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable tax treatment, an ISO must be exercised within three months after termination of employment (other than by disability or death) with the

Company or a 50% subsidiary, or within one year of cessation of employment for disability (with no limitation in the case of death), notwithstanding any longer exercise period permitted under the terms of the 2000 Plan. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either a short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee. The option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income. No adjustment is required, however, if the optionee made a qualifying disposition of the shares in the same year as he or she is taxed on the exercise.

    STOCK AWARD. A grantee is not subject to Federal income tax upon the grant of a stock award. At the time of vesting, the grantee will realize compensation income (subject to withholding) based on the fair market value of the Common Stock on the vesting date. The amount of such income will constitute the grantee's tax basis in the incentive stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in a capital gain or loss (long-term or short-term depending on the grantee's holding period).

    STOCK APPRECIATION RIGHT. A grantee is not subject to Federal income tax upon the grant of an SAR. A grantee receiving cash upon exercise of the SAR will realize compensation income (subject to withholding) in the amount of cash received. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. If the grantee receives shares, the shares received are taxable as compensation income to the extent of the difference between their fair market value and the amount paid, if any, by the grantee for the shares.

    A copy of the complete text of the 2000 Plan may be obtained by writing to the Office of the Secretary, 210 Carnegie Center, Princeton, NJ 08540. The 2000 Plan has also been filed with the Securities and Exchange

Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and is available on the Company's website at www.covance.com.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 2000 EMPLOYEE EQUITY PARTICIPATION PLAN.

    Approval of the 2000 Employee Equity Participation Plan requires the affirmative vote of a majority of the votes cast at the meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the approval of the 2000 Employee Equity Participation Plan.

    NEW BENEFIT PLAN TABLES. No options, incentive shares or other awards have been awarded pursuant to the 2000 Employee Equity Participation Plan.

                                     ITEM 3
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    In accordance with the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent auditors of the Company for the fiscal year ending December 31, 2000. Although Shareholder ratification of the appointment is not required, the Board requests ratification by the Shareholders. If the Shareholders do not ratify the appointment of PricewaterhouseCoopers, the selection of other independent auditors will be considered by the Audit Committee and the Board.

    PricewaterhouseCoopers has served as independent auditors to the Company since the Company's inception, and for one of its subsidiaries since 1987. PricewaterhouseCoopers' long-term knowledge of the Company has enabled PricewaterhouseCoopers to perform its audits with effectiveness and efficiency. Representatives of PricewaterhouseCoopers will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF THE COMPANY.

    Ratification of PricewaterhouseCoopers as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of PricewaterhouseCoopers as the Company's independent auditors.

                  REPORT OF THE COMPENSATION AND ORGANIZATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of three outside non-employee directors, is to consider and approve management's recommendations regarding the compensation of executive officers and employees of the Company, including the Chief Executive Officer, to administer the Company's executive compensation plans and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company either individually or in the aggregate. The Compensation Committee has reviewed information that was provided by a compensation consulting firm in making its determinations with respect to compensation of the Company's executive officers for the 1999 fiscal year.

    The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company and to create value for the Company's Shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits, including retirement programs and perquisites.

BASE COMPENSATION

    The Company's general policy is to target base cash compensation at approximately the 50(th) percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 1999 and the Compensation Committee approved merit increases and cost-of-living adjustments for all members of the Company's executive officers and employees and increases for some of its executive officers in connection with promotions.

BONUSES

    Pursuant to the Company's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual and corporate financial performance targets. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Participant's awards are determined on the basis of the Company's financial performance, the participant's operation's financial performance (as applicable) and an assessment of the participant's performance generally, including against the participant's stated goals and objectives. Awards under the Variable Compensation Plan may be paid in cash, with stock options issued under the 1996 Plan or both. To incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow management to earn annual bonuses of up to 200% of the target amount.

    The amounts payable under the Variable Compensation Plan to the Company's Chief Executive Officer and Corporate Senior Vice Presidents, including the Named Executives, are determined on the basis of each individual's satisfaction of specified individual objectives and on the satisfaction of specified Company financial performance criteria, such as pre-bonus operating margin, and pre-bonus and pre-tax income, revenue or earnings per share. The actual bonuses earned under the Variable Compensation Plan related to 1999 by the Named Executives are disclosed in the Summary Compensation Table.

EQUITY-BASED COMPENSATION

    In 1999, the Board approved the grant of non-qualified stock options and restricted shares to the Company's Chief Executive Officer, Corporate Senior Vice Presidents and a small number of other employees, as well as grants of non-qualified stock options to the Company's Corporate Vice Presidents and other employees, under the 1996 Plan. The non-qualified stock options that were granted to the Named Executives and the Corporate Senior Vice Presidents under the 1996 Plan will vest in equal increments over a three-year period following the date of grant; the options granted to the Corporate Vice Presidents and other management will vest in equal installments over a two-year period. Restricted shares granted to the Chief Executive Officer and Corporate Senior Vice Presidents under the 1996 Plan are subject to performance requirements except in unusual circumstances. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned, provided that the maximum number of shares earned cannot exceed 150% of the target award. The restricted shares will become 100% vested three years after they are granted, if they are earned.

    The 1996 Plan grants were approved by the Compensation Committee, which consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code--Messrs. MacDonald, Lerner and Morris. Information regarding the number of stock options and shares of restricted stock granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1999 Table.

TOTAL COMPENSATION

    The Company's general policy is to target total compensation (base, bonus and equity grants) at approximately the 75(th) percentile of its peer group, assuming the achievement of all performance targets. With respect to total cash compensation (base and bonus), the Company seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's performance with respect to specified objectives approved by the Compensation Committee including the Company's earnings per share and pre-tax and pre-bonus operating income as well as quantitative and qualitative objectives. On the basis of these factors, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

    In determining Mr. Kuebler's total compensation, the Compensation Committee considers the performance of the Company as discussed in connection with the Variable Compensation Plan. In 1999, Mr. Kuebler received a grant of non-qualified options to purchase shares of the Company's Common Stock under the 1996 Plan, at an exercise price equal to the fair market value of the Company's Common Stock and vesting in equal increments over a three-year period following the date of grant, subject to Mr. Kuebler's continued employment with the Company. In addition, Mr. Kuebler was awarded restricted shares of Company Common Stock, which award could be increased or decreased based on the Company's actual pre-tax, pre-bonus operating income for 1999. Because this target was not met in full in 1999, the number of restricted shares granted to Mr. Kuebler was reduced. Information regarding the number of stock options and restricted shares granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1999 Table.

POLICY ON SECTION 162(M)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. The performance goals must meet certain criteria, including determination by a compensation committee comprised solely of two or more outside directors, and the plan pursuant to which the compensation is paid must be subject to shareholder disclosure and approval, and compensation committee certification. As stated previously, the Compensation Committee is comprised entirely of "outside directors" as defined for purposes of Section 162(m). In addition, in order to comply with Section 162(m), both the 1996 Plan and the Conversion Equity Plan ("CEP") were ratified by the Company's Shareholders at the 1998 Annual Meeting of Shareholders.

    While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its Shareholders.

    The report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

J. Randall MacDonald, Chairman
Irwin Lerner
Nigel W. Morris

SUMMARY COMPENSATION TABLE

    The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company as well as two other individuals for whom such disclosure would be required, but for the fact that they were not executive officers on December 31, 1999 (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION (1)                 AWARDS (1)(2)
                                      ---------------------------------------  ---------------------------
                                                                                RESTRICTED     SECURITIES    ALL OTHER
           NAME AND                                            OTHER ANNUAL       STOCK        UNDERLYING   COMPENSATION
      PRINCIPAL POSITION        YEAR   SALARY   BONUS (3)    COMPENSATION (4)   AWARDS (5)     OPTIONS (6)    (1) (7)
------------------------------  ----  --------  ---------    ----------------  ------------    -----------  ------------
CHRISTOPHER A. KUEBLER          1999  $486,720  $162,871         $37,880        $  657,321(11)    52,600      $ 68,182
Chairman, President and         1998  $468,000  $280,906         $38,260        $1,056,742(12)    97,200      $105,531
  Chief Executive Officer       1997  $450,000  $234,000         $40,619        $1,980,054(13)   270,111      $ 86,540

CHARLES C. HARWOOD, JR.         1999  $227,760  $ 70,632         $ 1,831        $  187,261(14)    17,100      $ 21,640
Corporate Senior Vice           1998  $219,000  $123,866         $ 4,909        $  272,558(15)    27,000      $ 21,640
  President and Chief           1997  $210,000  $ 92,400         $ 3,078        $  221,375(16)    63,195      $ 21,640
  Financial Officer

JOSEPH L. HERRING               1999  $221,893  $ 76,150             -0-        $   39,250(17)    12,500      $ 19,562
Corporate Senior Vice           1998  $206,627  $ 87,000             -0-               -0-        12,000      $ 16,355
  President and President,      1997  $177,137  $ 64,976             -0-               -0-        23,000      $ 13,385
  Early Development Services

JEFFREY S. HURWITZ              1999  $213,200  $ 66,116         $20,729        $  173,542(18)    17,300      $ 47,046
Corporate Senior Vice           1998  $205,000  $115,948         $21,921        $  272,558(19)    29,800      $ 48,671
  President, General Counsel    1997  $195,000  $ 85,800         $16,074        $  221,375(20)    63,785      $ 34,377
  and Secretary

F. JOHN MILLS                   1999  $248,133  $ 62,852             -0-        $   39,250(21)    17,500      $ 41,937
Corporate Senior Vice           1998  $228,800  $100,000             -0-               -0-        14,000      $ 43,208
  President; and President,     1997  $216,052  $ 70,400             -0-               -0-        54,488      $ 60,387
  Clinical Support Services

KIM D. LAMON (8)                1999  $359,775       -0-         $25,767        $  148,848(22)    12,100      $ 37,665
Corporate Senior Vice           1998  $351,000  $135,000         $28,124        $  272,591(23)    24,000      $ 74,775
  President; President,         1997  $340,000  $149,600         $26,544        $  772,544(24)   158,467      $ 64,604
  Clinical Development
  Services

JAMES D. UTTERBACK (9)          1999  $276,640  $152,152(10)     $20,884        $  173,542(25)    12,100      $ 40,151
Corporate Senior Vice           1998  $266,000  $128,956         $21,662        $  272,591(26)    21,000      $ 56,743
  President; President,         1997  $258,000  $113,520         $21,352        $  484,172(27)   101,402      $ 48,097
  Client Relations Group -
  North America and Asia

------------------------------

(1) As noted in the footnotes set forth below, compensation disclosed in this table, including the footnotes thereto, may reflect compensation paid by the Company, Corning, Quest Diagnostics Incorporated or Corning Life
    Sciences Inc. for services rendered by the Named Executives to entities other than the Company. Corning, Quest and Corning Life Sciences, Inc. were affiliates of the Company prior to the spin-off of the Company (the "Spin-Off") from Corning in a tax-free distribution to all Corning shareholders effective December 31, 1996 (the "Spin-Off Date").

(2) For the purpose of the discussion set forth in the footnotes below, (i) a "terminated" Corning stock or option award refers to Corning awards which ended as of the Spin-Off Date but were eligible for regrant by the Company pursuant to the CEP, (ii) a "forfeited" Corning stock or option award refers to Corning awards which ended as at the Spin-Off Date and were not eligible for regrant under any Company plan, and (iii) a released Corning stock award refers to Corning incentive stock that was released as of the Spin-Off Date, except in the case of Mr. Kuebler as described below, free and clear of all restriction and was not eligible for regrant under any Company plan. The CEP was adopted by the Company in December 1996. Employees of Covance, including the Named Executives, who held Corning stock options or incentive shares at the Spin-Off Date, received eligible Corning options or incentive shares. The CEP has essentially the same characteristics as the 1996 Plan, but any grants made pursuant to the CEP are to replace all eligible Corning options and incentive shares held by Company employees at the Spin-Off Date, which were terminated or forfeited at the Spin-Off Date. Except for the reload provisions of any CEP award, no new grants may be made pursuant to the CEP.

(3) The bonus amounts stated for 1999 represent performance-based, as adjusted, annual cash compensation awards earned pursuant to the Company's 1999 Variable Compensation Plan.

(4) The amounts shown for the Named Executives reflect tax reimbursement allowances that are intended to offset the inclusion in taxable income of the value of certain benefits.

(5) Except as noted below, all Corning stock awards were terminated, forfeited or released (except in the case of Mr. Kuebler) as at the Spin-Off Date and, in the case of terminated stock awards were replaced by Company stock awards pursuant to the CEP as follows: (i) for Mr. Kuebler, an aggregate of 31,805 Corning shares were terminated and 15,000 shares were forfeited, all at the Spin-Off Date, and an aggregate of 62,579 Covance shares were granted in January 1997 pursuant to the CEP; (ii) for Dr. Lamon, an aggregate of 14,841 Corning shares were terminated, 11,250 shares were forfeited and 3,750 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 29,201 Covance shares were granted in January 1997 pursuant to the CEP; (iii) for Mr. Utterback, an aggregate of 7,076 Corning shares were terminated, 7,500 shares were forfeited and 2,500 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 13,923 Covance shares were granted in January 1997 pursuant to the CEP. CEP incentive shares, in substitution of all terminated Corning incentive shares, were granted to the Named Executives on January 31, 1997, which shares were subject to forfeiture conditions and restrictions on transfer until July 1, 1997. The number of shares set forth in this column for fiscal 1997 represent CEP and/or 1996 Plan incentive share awards. As of December 31, 1999, Messrs. Kuebler, Harwood, Herring, Hurwitz and Dr. Mills held an aggregate of 56,357, 14,825, 2,000, 14,325, and 2,000 shares of restricted stock, respectively, having an aggregate value on December 31, 1999 of $609,360, $160,295, $21,625, $154,889, and $21,625, respectively. As of
    December 31, 1999, an aggregate of 89,507 restricted shares were outstanding for the Named Executives, and the aggregate value of such shares was $967,794.

(6) All Corning options terminated as of the Spin-Off Date and were replaced by Company options pursuant to the CEP, as noted below. CEP options, in substitution for the Corning options, were granted to the Named Executives on January 31, 1997. 1996 Plan options were granted to the Named Executives as of January 20, 1997. The options set forth in this column for fiscal 1997 with respect to Messrs. Kuebler, Harwood, Hurwitz, Utterback and Dr. Lamon and Dr. Mills represent CEP and 1996 Plan option grant awards.

(7) Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 1999: $8,800 for each of Messrs. Kuebler, Harwood,

    Hurwitz, Utterback and Dr. Lamon; and $3,850 and $8,682, respectively, for Dr. Mills and Mr. Herring. In addition, pursuant to a non-qualified deferred compensation arrangement of which Dr. Mills is the sole beneficiary, Dr. Mills received a 1999 Company contribution of $27,250 to his account in a U.K. based pension plan. Also includes a $12,840 automobile allowance received by each of Messrs. Kuebler, Harwood and Hurwitz and Dr. Lamon, and $10,837, $10,880 and $10,165 received, respectively, by Dr. Mills, and Messrs. Herring and Utterback in 1999. Also includes (i) the forgiveness of principal on interest-free loans made by Corning and assumed by Covance post Spin-Off to the following individuals, for the following amounts forgiven:
    $40,000 for Mr. Kuebler; $25,000 for Mr. Hurwitz; $15,000 for Dr. Lamon; and $20,000 for Mr. Utterback; and (ii) imputed interest on loans to the following individuals for the following amounts: $6,542 for Mr. Kuebler; $406 for Mr. Hurwitz; $1,025 for Dr. Lamon; and $1,186 for Mr. Utterback.

(8) Dr. Lamon resigned from all director and officer positions effective April 5, 1999. He continued on a paid leave of absence from such date through December 31, 1999. Dr. Lamon's 1999 compensation reported herein does not include a retirement distribution paid to Dr. Lamon upon his retirement as an employee of the Company in February, 2000.

(9) Mr. Utterback's employment with Covance terminated effective October 5,
    1999.

(10) Under the terms of his Severance Arrangement, dated September 1, 1999,
    Mr. Utterback received a termination payment equal to his bonus target award pursuant to the Company's 1999 Variable Compensation Plan.

(11) Pursuant to the 1996 Plan, Mr. Kuebler was granted 23,000 incentive shares of Common Stock as of February 25, 1999, valued at $631,063 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustments. As of February 24, 2000, the Company's Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 11,500. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Company's Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Mr. Kuebler an additional 957 shares valued at $26,258 as of February 25, 1999. Such additional 1996 Plan incentive shares will vest on December 31, 2000.

(12) Pursuant to the 1996 Plan, Mr. Kuebler was granted 32,400 incentive shares of Common Stock as of February 18, 1998, valued at $670,356 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 incentive award was adjusted to award Mr. Kuebler an additional 18,675 shares valued at $386,386 as of February 18, 1998. Such additional incentive shares vested on December 31, 1999.

(13) Pursuant to the CEP, Mr. Kuebler was granted 62,579 shares of Common Stock, subject to restrictions, on January 31, 1997, valued at $1,181,179 on such date. The shares vested on July 1, 1997. See Footnote 5. Pursuant to the 1996 Plan, Mr. Kuebler was granted 41,500 incentive shares of Common Stock, subject to restrictions, as of January 20, 1997, valued at $798,875 on such date. The shares vested on December 31, 1999.

(14) Pursuant to the 1996 Plan, Mr. Harwood was granted 6,600 incentive shares of Common Stock as of February 25, 1999, valued at $181,088 as of such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustments. As of February 24, 2000, the Company's Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 3,300. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Company's Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award
    Mr. Harwood an additional 225 shares valued at $6,173 as of February 25, 1999. Such additional incentive shares will vest on December 31, 2000.

(15) Pursuant to the 1996 Plan, Mr. Harwood was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,500 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 incentive award was adjusted to award Mr. Harwood an additional 5,175 shares valued at $107,058 as of February 18, 1998. Such additional incentive shares vested on December 31, 1999.

(16) Pursuant to the 1996 Plan, Mr. Harwood was granted 11,500 incentive shares of Common Stock, subject to restrictions, as of January 20, 1997, valued at $221,375 on such date. The shares vested on December 31, 1999.

(17) Pursuant to the 1996 Plan, Mr. Herring was granted 2,000 incentive shares of Common Stock, subject to restrictions, on August 1, 1999, valued at $39,250 on such date. These shares will vest on July 31, 2002.

(18) Pursuant to the 1996 Plan, Mr. Hurwitz was granted 6,100 incentive shares of Common Stock as of February 25, 1999, valued at $167,369 as of such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustments. As of February 24, 2000, the Company's Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 3,050. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Company's Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Mr. Hurwitz an additional 225 shares valued at $6,173 as of February 25, 1999. Such additional incentive shares will vest on December 31, 2000.

(19) Pursuant to the 1996 Plan, Mr. Hurwitz was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,500 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 incentive award was adjusted to award Mr. Hurwitz an additional 5,175 shares valued at $107,058 as of February 18, 1998. Such additional incentive shares vested on December 31, 1999.

(20) Pursuant to the 1996 Plan, Mr. Hurwitz was granted 11,500 incentive shares of Common Stock, subject to restrictions, as of January 20, 1997, valued at $221,375 on such date. The shares vested on December 31, 1999.

(21) Pursuant to the 1996 Plan, Dr. Mills was granted 2,000 incentive shares of Common Stock, subject to restrictions, on August 1, 1999, valued at $39,250 on such date. These shares will vest on July 31, 2002.

(22) Pursuant to the 1996 Plan, Dr. Lamon was granted 5,200 incentive shares of Common Stock as of February 25, 1999, valued at $142,675 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustments. These incentive shares were forfeited as a result of Dr. Lamon's retirement from the Company. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Company's Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Dr. Lamon an additional 225 shares valued at $6,173 as of February 25, 1999. Such additional incentive shares were also forfeited as a result of Dr. Lamon's retirement from the Company.

(23) Pursuant to the 1996 Plan, Dr. Lamon was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. These incentive shares were forfeited as a result of Dr. Lamon's retirement from the Company. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 incentive award was adjusted to award Dr. Lamon an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional incentive shares vested on December 31, 1999.

(24) Pursuant to the CEP, Dr. Lamon was granted 29,201 shares of Common Stock, subject to restrictions, on January 31, 1997, valued at $551,169 on such date. The shares vested on July 1, 1997. See Footnote 5. Pursuant to the 1996 Plan, Dr. Lamon was granted 11,500 incentive shares of Common Stock, subject to restrictions, as of January 20, 1997, valued at $221,375 on such date. The shares vested on December 31, 1999.

(25) Pursuant to the 1996 Plan, Mr. Utterback was granted 6,100 incentive shares of Common Stock as of February 25, 1999, valued at $167,369 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustments. These incentive shares were forfeited as a result of the termination of Mr. Utterback's employment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Company's Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Mr. Utterback an additional 225 shares valued at $6,173 as of February 25, 1999. Such additional incentive shares were also forfeited as a result of the termination of Mr. Utterback's employment.

(26) Pursuant to the 1996 Plan, Mr. Utterback was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. These incentive shares were forfeited as a result of the termination of Mr. Utterback's employment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 incentive award was adjusted to award Mr. Utterback an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional incentive shares were also forfeited as a result of the termination of Mr. Utterback's employment.

(27) Pursuant to the CEP, Mr. Utterback was granted 13,923 shares of Common Stock, subject to restrictions, on January 31, 1997, valued at $262,797 on such date. The shares vested on July 1, 1997. See Footnote 5. Pursuant to the 1996 Plan, Mr. Utterback was granted 11,500 incentive shares of Common Stock, subject to restrictions, as of January 20, 1997, valued at $221,375 on such date. These shares were forfeited as a result of the termination of Mr. Utterback's employment.

STOCK OPTIONS

    In December 1996, Covance adopted the 1996 Plan. Under the 1996 Plan, the Compensation Committee selects key employees to receive various awards, including stock options, incentive stock awards, and incentive stock rights. The 1996 Plan consists of two plans: (a) a stock option plan from which the Company may grant incentive or non-statutory stock options, and (b) an incentive stock plan from which the Company may grant restricted stock awards and incentive stock rights. The table below provides information regarding grants of 1996 Plan options to the Named Executives during 1999.

                     OPTION GRANTS IN FISCAL YEAR 1999 (1)

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                                  OF STOCK PRICE
                                                                                              APPRECIATION FOR OPTION
                                                             INDIVIDUAL GRANTS                       TERM (4)
                                                  ---------------------------------------   ---------------------------
                                                    % OF TOTAL
                                   NUMBER OF      OPTIONS GRANTED
                                  SECURITIES      TO EMPLOYEES IN   EXERCISE
                                  UNDERLYING        FISCAL YEAR      PRICE     EXPIRATION     GAIN AT        GAIN AT
NAME                            OPTIONS GRANTED         (2)           (3)         DATE          5%             10%
------------------------------  ---------------   ---------------   --------   ----------   -----------   -------------
Christopher A. Kuebler........      52,600             3.93%         $27.44    2/24/2009     $907,711      $2,300,319
Charles C. Harwood, Jr........      17,100             1.28%         $27.44    2/24/2009     $295,092      $  747,822
Joseph L. Herring.............      12,500             0.93%         $27.44    2/24/2009     $215,711      $  546,654
Jeffrey S. Hurwitz............      17,300             1.29%         $27.44    2/24/2009     $298,544      $  756,569
F. John Mills.................      17,500             1.31%         $27.44    2/24/2009     $301,995      $  765,315
Kim D. Lamon..................      12,100(5)          0.89%         $27.44    2/24/2009     $208,808      $  529,161
James D. Utterback............      12,100(5)          0.89%         $27.44    2/24/2009     $208,808      $  529,161

------------------------------

(1) No SARs were granted to any of the Named Executives in fiscal 1999. All of the options granted in 1999 contain "reload" provisions which provide for the grant of an additional stock option contingent upon the surrender of shares of Common Stock owned by the optionee in payment of the exercise price, such additional stock option to cover the number of shares of Common Stock equal to the number so surrendered.

(2) Calculated based on total respective 1996 Plan options granted.

(3) Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

(5) 8,066 of the options granted in 1999 to each of Dr. Lamon and Mr. Utterback have been forfeited.

1999 OPTION EXERCISES AND 1999 YEAR-END OPTION VALUES

    The following table provides information on the value of unexercised stock options held at December 31, 1999 by the Named Executives.

                                                       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                                  FISCAL YEAR-END OPTION VALUES
                                                    ---------------------------------------------------------
                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL              HELD AT FISCAL
                             SHARES                      YEAR-END (#) (1)              YEAR-END ($) (2)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                           (#)         ($)          (#)            (#)            ($)            ($)
-------------------------  -----------   --------   -----------   -------------   -----------   -------------
Christopher A. Kuebler...         0      $     0       208,293        211,618         $0             $0
Charles C. Harwood,
  Jr.....................         0      $     0        57,510         49,785         $0             $0
Joseph L. Herring........         0      $     0        29,000         18,500         $0             $0
Jeffrey S. Hurwitz.......         0      $     0        59,034         51,851         $0             $0
F. John Mills............         0      $     0        61,488         24,500         $0             $0
Kim D. Lamon.............    12,594      $61,333       103,130         62,777         $0             $0
James D. Utterback.......         0      $     0       119,436              0         $0             $0

------------------------------

1) Includes CEP options. The Company, pursuant to the terms of the Spin-Off, was obligated to replace all terminated Corning options with Company options of an equivalent value for all eligible Company employees, including the Named Executives.

2) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $10.81 of the Common Stock on December 31, 1999.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

    Covance does not currently sponsor any qualified defined pension benefit plans for the benefit of its United States employees. In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives. Such plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. At February 10, 2000, seven executives were eligible to participate in the SERP.

    Eligible executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for certain Company executives, including the Named Executives) with Covance (including service with Corning) or any subsidiary thereof. Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

    At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. As of December 31, 1999, each of the Named Executives had the following years of service credited pursuant to the
SERP: Christopher A. Kuebler, five years; Charles C. Harwood, Jr., six years; Joseph L. Herring, zero years; Jeffrey S. Hurwitz, eight years; Kim D. Lamon, five years; F. John Mills, zero years and James D. Utterback, five years.

    In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP.

    Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.

                                 BENEFITS TABLE

        FINAL                      AGE (WITH AT LEAST 20 YEARS OF SERVICE)
       AVERAGE         ---------------------------------------------------------------
         PAY              55         56         57         58         59         60
---------------------  --------   --------   --------   --------   --------   --------
$ 100,000              $ 30,000   $ 32,000   $ 34,000   $ 36,000   $ 38,000   $ 40,000
$ 200,000              $ 60,000   $ 64,000   $ 68,000   $ 72,000   $ 76,000   $ 80,000
$ 300,000              $ 90,000   $ 96,000   $102,000   $108,000   $114,000   $120,000
$ 400,000              $120,000   $128,000   $136,000   $144,000   $152,000   $160,000
$ 500,000              $150,000   $160,000   $170,000   $180,000   $190,000   $200,000
$ 600,000              $180,000   $192,000   $204,000   $216,000   $228,000   $240,000
$ 700,000              $210,000   $224,000   $238,000   $252,000   $266,000   $280,000
$ 800,000              $240,000   $256,000   $272,000   $288,000   $304,000   $320,000
$ 900,000              $270,000   $288,000   $306,000   $324,000   $342,000   $360,000
$1,000,000             $300,000   $320,000   $340,000   $360,000   $380,000   $400,000
$1,100,000             $330,000   $352,000   $374,000   $396,000   $418,000   $440,000
$1,200,000             $360,000   $384,000   $408,000   $432,000   $456,000   $480,000

EMPLOYMENT AGREEMENTS

    In May 1999, Mr. Kuebler entered into an employment agreement with Covance. This agreement superceded Mr. Kuebler's prior employment agreement which was to expire on November 1, 1999. The new agreement expires on or before May 13, 2002. The agreement includes provisions for an annual salary of no less than $486,720, with increases subject to the discretion of the Covance Board; participation in the Variable Compensation Plan of Covance at a target level of no less than 65% of annual salary in effect at the time performance goals are established; and severance payments following a termination or a change in control substantially in accordance with the severance policy applicable to executive officers described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause. The agreement also provides that during the term of the agreement and for a period of one year thereafter, Mr. Kuebler will not become employed by or otherwise advise any business which competes with the business of Covance.

    In November 1996, Covance entered into employment and severance agreements pursuant to which it provided to most executive officers at that time, including Messrs. Harwood, Hurwitz, and Utterback and Dr. Lamon, compensation equal to two times the executive officer's base annual salary at the annual rate in effect on the date of termination plus two times the annual award of variable compensation at the most recent target level in the event that such executive officer has been terminated for reasons other than cause. Such executive officers will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years or until such officer is covered by a successor employer's benefit plans, whichever first occurs. Pursuant to these agreements, as amended, and agreements with each other Corporate Senior Vice President of the Company, Covance will also provide to all Corporate Senior Vice Presidents including the Named Executives, and
Mr. Kuebler, upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreement, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; approval by Covance's stockholders of a merger or consolidation in which Covance is not the survivor thereof; a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or the purchase by an offeror of shares of Covance Common Stock pursuant to an exchange or tender offer.

    In connection with the retirement of Dr. Kim Lamon, Dr. Lamon resigned as an officer of Covance as of April 5, 1999. Dr. Lamon was on a paid leave of absence with the Company through December 31, 1999 and an unpaid leave of absence through February 26, 2000 at which time his employment terminated. During
Dr. Lamon's paid leave of absence, he was paid his base salary of $359,775 and was eligible to participate in all benefit and health plans. Dr. Lamon was also paid a retirement distribution of $194,000 on February 19, 2000. Stock options and performance shares previously issued to Dr. Lamon continued to vest during Dr. Lamon's leave of absence, and, to the extent vested at his retirement date, are exercisable in accordance with the terms of the applicable stock option or performance shares agreement.

    In accordance with the employment and severance agreement previously described and pursuant to a Severance Agreement and Release dated as of September 1, 1999 between Covance and James D. Utterback, Covance agreed, in connection with the elimination of Mr. Utterback's position with Covance, to pay Mr. Utterback's base salary of $276,640 through August 31, 2001, as well as to pay the amount of $152,152 on each of March 15, 2000 and March 15, 2001 representing annual incentives Mr. Utterback might otherwise have earned for the years 1999 and 2000. The Severance Agreement and Release provides that Mr. Utterback is eligible to receive certain health and other benefits. All of the stock options and performance shares issued to Mr. Utterback have either terminated or vested (and thus are exercisable) in each case in accordance with the terms of their respective governing agreements, except that options to purchase a total of 38,163 shares of Common Stock that otherwise would not have vested shall vest and be exercisable for a period of three years from October 5, 1999.

TRANSACTIONS WITH MANAGEMENT

    In connection with the vesting of CEP incentive shares, the Company loaned to Messrs. Kuebler, Lamon, and Utterback the funds required to pay the income taxes resulting from the release of restrictions on such shares (the "CEP Loans"). The CEP Loans were due on the earlier of June 30, 1999 or thirty days after such individuals' termination of employment with the Company. The CEP Loans were interest free and secured by the shares. The principal amount of each of such loans was: $508,116 for Mr. Kuebler, $258,768 for Dr. Lamon and $114,092 for Mr. Utterback. All of the loans were paid in full prior to the due date.

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

    The graph below provides an indicator of cumulative total Shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index-Registered Trademark- ("S&P 500") and the Standard & Poor's HealthCare Index-Registered Trademark-. The graph covers the period of time from January 14, 1997 (the start of "regular-way" trading) through December 31, 1999 and assumes that $100 was invested on January 14, 1997 in the Common Stock and each index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL SHAREHOLDER RETURNS
DOLLARS
                           COVANCE INC  S&P 500 INDEX  S&P HEALTH CARE INDEX
14-Jan-97                       100.00         100.00                 100.00
31-Mar-97                        81.65          98.82                 100.15
30-Jun-97                        97.79         116.07                 126.01
30-Sep-97                       109.50         124.77                 124.89
31-Dec-97                       100.64         128.35                 137.31
31-Mar-98                       124.37         146.25                 160.54
30-Jun-98                       113.93         151.08                 172.95
30-Sep-98                       131.34         136.05                 172.67
31-Dec-98                       147.48         165.03                 198.03
31-Mar-99                       126.90         173.25                 206.80
30-Jun-99                       121.21         185.46                 197.20
30-Sep-99                        49.06         173.88                 177.59
31-Dec-99                        54.75         199.75                 181.71
QUARTERS ENDING

                             BASE PERIOD
       COMPANY/INDEX          14 JAN 97    31 DEC 97   31 DEC 98   31 DEC 99
---------------------------  -----------   ---------   ---------   ---------
Covance Inc.                    100.00      100.64      147.48       54.75
S&P 500                         100.00      128.35      165.03      199.75
S&P HealthCare Index            100.00      137.31      198.03      181.71

                         STOCK OWNERSHIP OF DIRECTORS,
                  EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows, as of February 10, 2000, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives, and by the Directors and executive officers as a group, and currently exercisable options held by any of them:

                                                 COMMON STOCK (1)
                                            --------------------------
         NAME OF BENEFICIAL OWNER           SHARES OWNED   OPTIONS (2)
------------------------------------------  ------------   -----------
Robert M. Baylis..........................     12,200          3,000
Van C. Campbell...........................     39,787          3,000
Charles C. Harwood, Jr....................     18,430         86,895
Joseph L. Herring.........................      5,712         41,250
Jeffrey S. Hurwitz........................     24,658         89,419
Christopher A. Kuebler....................     90,963        352,445
Irwin Lerner..............................     13,200          3,000
J. Randall MacDonald......................      5,100          3,000
F. John Mills.............................      5,323         77,238
Nigel W. Morris...........................      2,200          3,000
Kathleen G. Murray........................      2,000          2,000
William C. Ughetta........................     46,598          3,000
All Directors and executive officers as a
  group (16 persons)......................    275,855        725,576

------------------------------

(1) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares of Common Stock beneficially owned by all Directors and executive officers as a group constitutes approximately 1.7 percent of the issued and outstanding shares. The holdings reported above do not include (a) phantom stock shares issued pursuant to the DDCP for each of the following
    Directors: 2,911 shares for Mr. Baylis, 3,607 shares for Mr. Campbell, 4,194 shares for Mr. MacDonald, 813 shares for Ms. Murray, and 3,716 shares for Mr. Ughetta, (b) incentive stock issued to the Named Executives and certain other executive officers which incentive stock will not vest until December 31, 2000 in the case of the restricted shares awarded in 1998 and December 31, 2001 in the case of the restricted shares awarded in 1999,
    (c) 600 hypothetical shares issued to each non-employee Director pursuant to the DSUP, and (d) deminimis shares owned by certain family members of Directors or Named Executives, of which shares such Directors or Named Executives disclaim beneficial ownership. The holdings reported above include 2,000 shares held by each non-employee Director issued pursuant to the DRSP, which shares will not vest until such Director has achieved six years of service (as defined in the plan) as a Director.

(2) Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 10, 2000.

CERTAIN SHAREHOLDERS

    The following table shows those persons known to the Company as of February 10, 2000 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

              NAME AND ADDRESS                       SHARES
             OF BENEFICIAL OWNER               BENEFICIALLY OWNED   PERCENT OF CLASS
---------------------------------------------  ------------------   ----------------
Wellington Management Company LLP(1).........       8,153,556             14.26%
75 State Street
Boston, Massachusetts 02109

------------------------------

(1) Wellington Management Company LLP filed an Amendment No. 3 on Schedule 13G with the SEC as of February 9, 2000, to report that they were the beneficial owners of 8,153,556 shares of the Company's Common Stock, and had shared voting power with respect to 4,445,265 shares and shared dispositive power with respect to 8,111,556 shares.

                           PROPOSALS OF SHAREHOLDERS

    Proposals submitted by Shareholders for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders must be received by the Company no later than the close of business November 13, 2000. Please address your proposals to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all of the requirements of SEC Rule 14a-8 under the 1934 Act, as amended and certain requirements set forth in the Company's Restated Certificate of Incorporation and bylaws. A copy of the Restated Certificate of Incorporation and bylaws may be obtained from the Secretary of the Company at the address noted above.

                               OTHER INFORMATION

    The presence in person or by proxy of Shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

    Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with Shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $7,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

    A copy of the Company's 1999 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 1999 Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1999, as filed with the SEC, is available without charge upon written request to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233.

                               By Order of the Board of Directors

                               /s/ Jeffrey S. Hurwitz

                               Jeffrey S. Hurwitz
                               Corporate Senior Vice President,
                               General Counsel and Secretary

Dated: March 13, 2000

    SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

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